CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$21,543,000	$2,503.30

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-177923

Pricing Supplement to the Prospectus dated November 14, 2011, the Prospectus Supplement dated November 14, 2011, the Underlying Supplement No. 1-I dated November 14, 2011 and the Product Supplement No. 4-I dated November 14, 2011 — No. 3011

Medium Term Notes, Series E
$21,543,000
Leveraged Buffered Basket-Linked Notes due 2016

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (April 27, 2016) is based on the performance, as measured from the trade date (October 22, 2014) to and including the determination date (April 22, 2016, subject to adjustment), of an unequally weighted basket of the ordinary shares of the 22 Spanish companies included in the MSCI Spain 25/50 Index. If the final basket level on the determination date is greater than the initial basket level of 100, the return on your notes will be positive, subject to the maximum settlement amount ($1,180.00 for each $1,000 principal amount of your notes). If the final basket level on the determination date declines by up to 5.00% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 5.00% from the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

The basket is unequally weighted and is comprised of ordinary shares of 22 Spanish companies: Abertis Infraestructuras SA, ACS Actividades de Construccion y Servicios SA, Amadeus IT Holding SA, Banco Bilbao Vizcaya Argenta, Banco De Sabadell SA, Banco Popular Espanol, Banco Santander SA, Bankia SA, Caixabank SA, Distribuidora Internacional de Alimentacion SA, Enagas SA, Ferrovial SA, Gas Natural SDG SA, Grifols SA, Iberdrola SA, Inditex, International Consolidated Airlines Group SA, Mapfre SA, Red Electrica Corporacion SA, Repsol SA, Telefonica SA, Zardoya Otis SA.

The weightings of the basket stocks and the weightings of the MSCI Spain 25/50 Index stocks are different, and the performance of the basket may not correlate with the performance of the index.  The basket was selected on October 8, 2014 and includes all of the constituents of the index at that time. To determine the initial weights of each basket stock, the calculation agent began with the weights of the 22 companies in the index as of October 8, 2014. The calculation agent then reweighted each of the basket stocks so that no basket stock was weighted in excess of 5% of the basket. For each basket stock having an initial weight of more than 5%, the excess weight was distributed to each of the other non-capped basket stocks pro rata according to their initial weights such that no basket stock would be greater than 5%.  For a detailed description of the methodology used in selecting the basket, see “The Basket” on page PS-19.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.50 times (c) the basket return, subject to the maximum settlement amount;
•	if the basket return is zero or negative but not below -5.00% (the final basket level is equal to or less than the initial basket level but not by more than 5.00%), $1,000; or
•	if the basket return is negative and is below -5.00% (the final basket level is less than the initial basket level by more than 5.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.0526 times (b) the sum of the basket return plus 5.00% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Factors” on page PS-12 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the notes were set, was $956.30 per $1,000 principal amount note. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-5 of this pricing supplement for additional information about JPMS’s estimated value and “Summary Information — Secondary Market Prices of the Notes” on page PS-6 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): October 29, 2014

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: 1.70% of the principal amount

Net proceeds to the issuer: 98.30% of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-6 of this pricing supplement for information about the components of the original issue price of the notes.

JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of 1.70% of the principal amount it receives from us to an unaffiliated dealer. See “Plan of Distribution (Conflicts of Interest)” on page PS-77 of the accompanying product supplement no. 4-I.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Pricing Supplement dated October 22, 2014

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Summary Information

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the preliminary pricing supplement related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●      Product supplement no. 4-I dated November 14, 2011:
        http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

●      Underlying supplement no. 1-I dated November 14, 2011:
        http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

●      Prospectus supplement dated November 14, 2011:
        http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

●      Prospectus dated November 14, 2011:
        http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Key Terms

Issuer: JPMorgan Chase & Co.

Basket: an unequally-weighted basket of the ordinary shares of the 22 Spanish companies included in the MSCI Spain 25/50 Index; see “The Basket” on page PS-19

Basket stocks: the ordinary shares listed under listed under “The Basket” on page PS-19; the basket stocks were selected using the selection criteria described under “The Basket” on page PS-19

Basket stock issuer: the issuer of a basket stock

Specified currency: U.S. dollars (“$”)

Principal amount: each note will have a principal amount equal to $1,000; $21,543,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement. The issuer is under no obligation to increase the amount of offered notes in the future.

Denominations: $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than principal amount: the amount we will pay you at the stated

PS-2

maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount.

Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected”

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-30 below. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;
●	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;
●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or
●	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount

Initial basket level: 100

Final basket level: the closing level of the basket on the determination date. In certain circumstances, the final basket level will be subject to adjustment described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” on page PS-18 of the accompanying product supplement or “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” on page PS-55 of the accompanying product supplement.

Closing level of the basket: notwithstanding anything to the contrary contained in the accompanying product supplement no. 4-I, the closing level of the basket shall equal the sum of the products of, for each of the basket stocks, (i) the stock price of such basket stock times (ii) the applicable multiplier for such basket stock

Stock price: for each of the basket stocks, the official closing price of that basket stock, as quoted on the exchange on which such basket stock has its primary listing, on that trading day, as determined by the calculation agent in its sole discretion

Initial stock price: for each of the basket stocks, the stock price of such basket stock on the trade date divided by the applicable stock adjustment factor, as determined by the calculation agent in its sole discretion

Final stock price: for each of the basket stocks, the closing stock price of such basket stock on the determination date

Stock adjustment factor: with respect to each basket stock, set initially at 1.0 on the trade date and subject to adjustment under certain circumstances. See “General Terms of Notes —

PS-3

Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Buffer level: 95.00% of the initial basket level

Buffer amount: 5.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 105.26%

Upside participation rate: 150.00%

Cap level: 112.00% of the initial basket level

Maximum settlement amount: $1,180.00

Primary listing: for each of the basket stocks, as determined by the calculation agent in its sole discretion by reference to information published by Bloomberg Financial Services without independent verification

Multiplier: for each of the basket stocks, the quotient of (i) the initial weight for such basket stock multiplied by 100 divided by (ii) the initial stock price for such basket stock

Initial weight: for each of the basket stocks, the initial weight applicable to such basket stock as described in the “The Basket” on page PS-19

Trade date: October 22, 2014

Original issue date (settlement date): October 29, 2014

Stated maturity date: April 27, 2016, subject to postponement in the event of a market disruption event as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Determination date: April 22, 2016, subject to postponement in the event of a market disruption event as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Business day: as described on page PS-16 of the accompanying product supplement no. 4-1

Trading day: as described on page PS-15 of the accompanying product supplement no. 4-1

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

FDIC: the offered notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-86 of the accompanying product supplement no. 4-I

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-77 of the accompanying product supplement no. 4-I; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000.

We will deliver the notes against payment therefor in New York, New York on October 29, 2014, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Calculation agent: J.P. Morgan Securities LLC, which we refer to as JPMS

CUSIP no.: 48127DL97

ISIN no.: US48127DL972

PS-4

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Reference Stock	basket stock
Starting Basket Level	initial basket level
Ending Basket Level	final basket level
Component Weight	initial weight
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement
upside leverage factor	upside participation rate

 In addition, the following terms used in this pricing supplement are not defined with respect to the Basket-Linked Notes in the accompanying product supplement no. 4-I: maximum settlement amount, cap level, buffer level, buffer amount, buffer rate, multiplier, primary listing and stock price. Accordingly, please refer to “Key Terms” on page PS-2 of this pricing supplement for the definitions of these terms.

JPMS’s Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Factors — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” on page PS-13 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-13 of this pricing supplement.

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Factors — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price of the Notes” on page PS-12 of this pricing supplement.

PS-5

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-14 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the date of this pricing supplement through January 22, 2015. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Factors — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-13 of this pricing supplement.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-8 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” on page PS-19 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and any unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

About the Basket

The basket consists of ordinary shares of 22 Spanish companies included in the MSCI Spain 25/50 Index. The index covers approximately 85% of the equity universe in Spain and includes all large and mid-capitalization stocks that trade on the Primer Mercado segment of the Madrid Stock Exchange. More information about how MSCI constructs its indices is described in the accompanying underlying supplement no. 1-I. The basket is static, meaning it will not change based on any future changes in the index stocks or their weighting in the index.

The calculation agent selected the 22 basket stocks from the MSCI Spain 25/50 Index on October 8, 2014 and weighted the basket using the methodology described below.

To determine the initial weights of each basket stock, the calculation agent began with the weights of the 22 companies in the index as of October 8, 2014.

Next, the calculation agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other non-capped basket stocks pro rata according to their initial weights. The calculation agent repeated this reweighting process iteratively until no basket stock was weighted more than 5%, and the initial basket weights were thus established. If certain reorganization events occur, the number of basket stocks may be less than 20. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information. For more information about the basket stocks and their selection, see “The Basket” on page PS-19.

PS-6

The following table lists the basket stocks and their corresponding Bloomberg tickers, primary listings, weights in the index as of October 8, 2014, initial weight in the basket, multipliers and initial prices.

Bloomberg Ticker	Corporation	Primary Listing	Type of Security	Weight in the Index on October 8, 2014*	Initial Weight in the Basket**	Multiplier	Initial Stock Price (EUR)
ABE SM	Abertis Infraestructuras SA	Primer Mercado	Ordinary Shares	2.572%	4.842%	0.318231493	15.215
ACS SM	ACS Actividades de Construccion y Servicios SA	Primer Mercado	Ordinary Shares	2.403%	4.514%	0.156370577	28.870
AMS SM	Amadeus IT Holding SA	Primer Mercado	Ordinary Shares	3.818%	5.000%	0.185048113	27.020
BBVA SM	Banco Bilbao Vizcaya Argenta	Primer Mercado	Ordinary Shares	12.502%	5.000%	0.550115524	9.089
SAB SM	Banco De Sabadell SA	Primer Mercado	Ordinary Shares	3.054%	5.000%	2.176752286	2.297
POP SM	Banco Popular Espanol	Primer Mercado	Ordinary Shares	3.276%	5.000%	1.01999184	4.902
SAN SM	Banco Santander SA	Primer Mercado	Ordinary Shares	21.888%	5.000%	0.715102975	6.992
BKIA SM	Bankia SA	Primer Mercado	Ordinary Shares	2.673%	5.000%	3.563791875	1.403
CABK SM	Caixabank SA	Primer Mercado	Ordinary Shares	3.276%	5.000%	1.06315118	4.703
DIA SM	Distribuidora Internacional de Alimentacion SA	Primer Mercado	Ordinary Shares	1.726%	3.498%	0.711080681	4.919
ENG SM	Enagas SA	Primer Mercado	Ordinary Shares	2.492%	4.464%	0.176705777	25.260
FER SM	Ferrovial SA	Primer Mercado	Ordinary Shares	2.646%	4.720%	0.299488275	15.760
GAS SM	Gas Natural SDG SA	Primer Mercado	Ordinary Shares	3.149%	5.000%	0.228832952	21.850
GRF SM	Grifols SA	Primer Mercado	Ordinary Shares	2.072%	4.001%	0.126299729	31.680
IBE SM	Iberdrola SA	Primer Mercado	Ordinary Shares	4.590%	5.000%	0.91861106	5.443
ITX SM	Inditex	Primer Mercado	Ordinary Shares	4.457%	5.000%	0.236686391	21.125
IAG SM	International Consolidated Airlines Group SA	Primer Mercado	Ordinary Shares	2.161%	3.727%	0.791482748	4.709
MAP SM	Mapfre SA	Primer Mercado	Ordinary Shares	1.586%	2.856%	1.057394817	2.701
REE SM	Red Electrica Corporacion SA	Primer Mercado	Ordinary Shares	2.990%	5.000%	0.073953557	67.610
REP SM	Repsol SA	Primer Mercado	Ordinary Shares	4.453%	5.000%	0.287108814	17.415
TEF SM	Telefonica SA	Primer Mercado	Ordinary Shares	11.013%	5.000%	0.439753738	11.370
ZOT SM	Zardoya Otis SA	Primer Mercado	Ordinary Shares	1.203%	2.378%	0.263352068	9.030

* Your notes are linked to the basket stocks, which have the initial weight in the basket, and not the weights in the index.

** Determined by the calculation agent as described above.

PS-7

Hypothetical Examples

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket levels on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the basket level has changed considerably in relatively short periods — and the performance of the basket stocks cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket stocks and our creditworthiness. In addition, JPMS’s estimated value is less than the original issue price. For more information on the JPMS’s estimated value, see “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-5 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Initial basket level	100
Upside participation rate	150.00%
Cap level	112.00% of the initial basket level
Maximum settlement amount	$1,180.00
Buffer level	95.00% of the initial basket level
Buffer rate	approximately 1.0526
Buffer amount	5.00%
Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the originally scheduled determination date
No reorganization event occurs with respect to any basket stock
Notes purchased on original issue date and held to the stated maturity date

For these reasons, the actual change in value of the basket over the life of your notes, as well as the payment at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the hypothetical historical closing levels of the basket and historical prices of the basket stocks shown elsewhere in this pricing supplement. For information about the historical levels of the basket and the historical prices of the basket stocks during recent periods, see “The Basket — Hypothetical Historical Closing Levels of the Basket” on page PS-20.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks.

PS-8

The table below shows the hypothetical payment that we would deliver on the stated maturity date in exchange for each $1,000 principal amount note if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
200.000%	118.000%
190.000%	118.000%
180.000%	118.000%
150.000%	118.000%
125.000%	118.000%
112.000%	118.000%
110.000%	115.000%
100.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	94.737%
85.000%	89.474%
80.000%	84.211%
75.000%	78.947%
50.000%	52.632%
25.000%	26.316%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would deliver on your notes at maturity would be approximately 26.316% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 73.684% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 118.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 112.000% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis.

PS-9

The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 95.000% (the section left of the 95.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 112.000% (the section right of the 112.000% marker on the horizontal axis) would result in a capped return on your investment.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors— Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-14 of this pricing supplement.

The hypothetical returns on the notes shown above apply only at maturity and assume a purchase price of the principal amount. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

PS-10

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.
PS-11

Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be exposed to loss if the final basket level is less than the buffer level. For every 1% that the final basket level is less than the buffer level, you will lose an amount equal to approximately 1.0526% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final basket level is greater than the initial basket level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the level of the basket, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket stocks. The maximum settlement amount is $1,180.00.

The Notes Are Subject to the Credit Risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and JPMS’s estimated value. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please

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refer to “Risk Factors — Risks Relating to the Notes Generally” on page PS-21 of the accompanying product supplement no. 4-I for additional information about these risks.

JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price of the Notes

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-5 of this pricing supplement.

JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-5 of this pricing supplement.

JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-5 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-6 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are

PS-13

included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” on page PS-18 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the basket, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the basket stocks;
•	the time to maturity of the notes;
•	the dividend rates on the basket stocks;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the basket stocks are traded and the correlation between those rates and the stock prices of the basket stocks; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date

The final basket level will be based on the closing level of the basket on the determination date (subject to adjustment as described herein and in the accompanying product supplement no. 4-I). Therefore, if the closing level of the basket dropped precipitously on the determination date, the payment at maturity for your notes may be significantly less than it would have been had the payment at maturity been linked to the closing level of the basket prior to such drop in the level of the basket. Although the actual level of the basket on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than on the determination date.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the payment on your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

PS-14

If You Do Not Purchase Your Notes at a Discount to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at a Discount to the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for you notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you do not purchase notes at a price that is less than the principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at a discount from the principal amount. If you purchase your notes at the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at a discount to the principal amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to principal amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount.

As of the Date of this Pricing Supplement, There is No History for the Closing Levels of the Basket

The payment at maturity, if any, for each of your notes is linked to the change in value of the basket, which will begin to be calculated on the trade date. Because there will be no actual history for the closing levels of the basket until it begins to be calculated, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Hypothetical Past Basket Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical historical closing levels of the basket or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the basket.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Method of Selecting the Basket Stocks May Not Result in a Positive Basket Return

The basket consists of ordinary shares of the 22 Spanish companies included in the MSCI Spain 25/50 Index on October 8, 2014 as described under “The Basket” on page PS-19 below. The calculation agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other non-capped basket stocks pro rata according to their index weights. The calculation agent repeated this reweighting process iteratively until no basket stock was weighted more than 5%, and the initial basket weights were thus established. There can be no assurance that the methodology used to select and determine the weights of the basket stocks will result in a positive basket return. In fact, consideration of the likelihood of an increase in the basket stocks’ prices during the term of your notes was not part of the selection process. If the basket return is negative, you would lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket. A basket stock selected using different criteria may result in a positive return and therefore a higher cash settlement amount than that which you may receive on the notes.

PS-15

The Basket Is Static and Was Selected Using Data as of October 8, 2014, Not as of the Trade Date

The basket consists of ordinary shares of the 22 Spanish companies included in the MSCI Spain 25/50 Index as of October 8, 2014 (as described under “The Basket” on page S-19 below).

The basket is static, meaning that the constituents of the basket will not change even if the index changes; for example, if a basket stock is removed from the MSCI Spain 25/50 Index because it becomes a small capitalization stock or if a new stock is added to the MSCI Spain 25/50 Index. In addition, because the weightings of the basket stocks were established using data as of October 8, 2014, the weightings have not been updated as of the trade date and will not reflect any changes in weightings of the stocks within the MSCI Spain 25/50 Index. As a result, there can be no assurance that the basket will perform as well as one selected and weighted using data as of the trade date or one selected and weighted using a different date.

The Basket and the Index From Which the Basket Stocks Are Selected Are Different and the Performance of the Basket May Not Correlate with the Performance of the Index

The basket (more fully described under “The Basket”) reweights the 22 index stocks that comprise the MSCI Spain 25/50 Index (which we refer to as the index). However, the weightings of the basket stocks will be different from the weightings of the index stocks. Therefore, while the basket will be comprised of the index stocks, the performance of the basket will not necessarily follow the performance of the index, and consequently, the return on the notes will not be the same as investing directly in an index fund, in the index or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index. In fact, there is a risk that the performance of the basket may be significantly worse than the performance of the index.

Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to ordinary shares of the 22 Spanish companies included in the MSCI Spain 25/50 Index. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets in which some of the foreign equity securities are located may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

A Decrease in the Price of One Basket Stock May Offset Increases in the Other Basket Stocks on the Determination Date

The cash settlement amount is based on the stock returns of the 22 basket stocks; thus, declines in the price of one basket stock may offset changes in the prices of the other basket stocks that are positive. As a result, the basket return could be negative even if relatively few of the basket stocks experience a decrease in their closing prices. As a result, you could lose a portion of your investment in the notes and may

PS-16

lose your entire investment depending on the performance of the basket. In addition, because the basket stocks are not equally weighted, increases in lower weighted basket stocks may be offset by even small decreases in more heavily weighted basket stocks.

No Direct Exposure to Fluctuations in Foreign Exchange Rates

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, the currency in which each basket stock is denominated, although any currency fluctuations could affect the performance of the basket stock. Therefore, if the European euro appreciates or depreciates relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements
of Those Stocks

Your notes are linked to the 22 basket stocks, and the return on your notes is therefore affected by the movements in the market prices of those stocks. Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the basket stock’s stock price. In addition, the basket stocks will not change, and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges. It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. This is because your payment at maturity will be based only on the final basket level. If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “—Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” above.

There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers

We are not affiliated with the basket stock issuers. As we have specified above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any disclosure relating to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page PS-19 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes. Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

The Anti-Dilution Protection for the Basket Stocks is Limited and May Be Discretionary

The calculation agent will make adjustments to the stock adjustment factor for each basket stock for certain corporate events affecting that basket stock. However, the calculation agent will not make an adjustment in response to all events that could affect each basket stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks. Neither you

PS-17

nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the basket stocks constituting the basket.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-30 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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The Basket

General

The basket consists of ordinary shares of 22 Spanish companies included in the MSCI Spain 25/50 Index (which we refer to as the index). The index covers approximately 85% of the equity universe in Spain and includes all large and mid-capitalization stocks that trade on the Primer Mercado segment of the Madrid Stock Exchange. More information about how MSCI constructs its indices is described below. The basket is static, meaning it will not change based on any future changes in the index stocks or their weighting in the index.

The calculation agent selected the 22 basket stocks from the MSCI Spain 25/50 Index on October 8, 2014 and weighted the basket using the methodology described below.

Determination of Initial Weights

To determine the initial weights of each basket stock, the calculation agent began with the weights of the 22 companies in the index as of October 8, 2014.

Next, the calculation agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other non-capped basket stocks pro rata according to their initial weights. The calculation agent repeated this reweighting process iteratively until no basket stock was weighted more than 5%, and the initial basket weights were thus established.

Composition

The following table lists the basket stocks and their corresponding Bloomberg tickers, primary listings, multipliers and initial prices. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your note, if any, on the stated maturity date.

Bloomberg Ticker	Corporation	Primary Listing	Type of Security	Weight in the Index on October 8, 2014*	Initial Weight in the Basket**	Multiplier	Initial Stock Price (EUR)
ABE SM	Abertis Infraestructuras SA	Primer Mercado	Ordinary Shares	2.572%	4.842%	0.318231493	15.215
ACS SM	ACS Actividades de Construccion y Servicios SA	Primer Mercado	Ordinary Shares	2.403%	4.514%	0.156370577	28.870
AMS SM	Amadeus IT Holding SA	Primer Mercado	Ordinary Shares	3.818%	5.000%	0.185048113	27.020
BBVA SM	Banco Bilbao Vizcaya Argenta	Primer Mercado	Ordinary Shares	12.502%	5.000%	0.550115524	9.089
SAB SM	Banco De Sabadell SA	Primer Mercado	Ordinary Shares	3.054%	5.000%	2.176752286	2.297
POP SM	Banco Popular Espanol	Primer Mercado	Ordinary Shares	3.276%	5.000%	1.01999184	4.902
SAN SM	Banco Santander SA	Primer Mercado	Ordinary Shares	21.888%	5.000%	0.715102975	6.992
BKIA SM	Bankia SA	Primer Mercado	Ordinary Shares	2.673%	5.000%	3.563791875	1.403
CABK SM	Caixabank SA	Primer Mercado	Ordinary Shares	3.276%	5.000%	1.06315118	4.703
DIA SM	Distribuidora Internacional de Alimentacion SA	Primer Mercado	Ordinary Shares	1.726%	3.498%	0.711080681	4.919
ENG SM	Enagas SA	Primer Mercado	Ordinary Shares	2.492%	4.464%	0.176705777	25.260
FER SM	Ferrovial SA	Primer Mercado	Ordinary Shares	2.646%	4.720%	0.299488275	15.760
GAS SM	Gas Natural SDG SA	Primer Mercado	Ordinary Shares	3.149%	5.000%	0.228832952	21.850
GRF SM	Grifols SA	Primer Mercado	Ordinary Shares	2.072%	4.001%	0.126299729	31.680
IBE SM	Iberdrola SA	Primer Mercado	Ordinary Shares	4.590%	5.000%	0.91861106	5.443
ITX SM	Inditex	Primer Mercado	Ordinary Shares	4.457%	5.000%	0.236686391	21.125
IAG SM	International Consolidated Airlines Group SA	Primer Mercado	Ordinary Shares	2.161%	3.727%	0.791482748	4.709
MAP SM	Mapfre SA	Primer Mercado	Ordinary Shares	1.586%	2.856%	1.057394817	2.701
REE SM	Red Electrica Corporacion SA	Primer Mercado	Ordinary Shares	2.990%	5.000%	0.073953557	67.610
REP SM	Repsol SA	Primer Mercado	Ordinary Shares	4.453%	5.000%	0.287108814	17.415
TEF SM	Telefonica SA	Primer Mercado	Ordinary Shares	11.013%	5.000%	0.439753738	11.370
ZOT SM	Zardoya Otis SA	Primer Mercado	Ordinary Shares	1.203%	2.378%	0.263352068	9.030

* Your notes are linked to the basket stocks, which have the initial weight in the basket, and not the weights in the index.

** Determined by the calculation agent as described above.

Multiplier

The multiplier is the factor, as determined by the calculation agent in its sole discretion, required such that the total weighted value of the basket stocks as of the trade date is 100. The multiplier for each basket

PS-19

stock is equal to the quotient of (i) the initial weight for such basket stock multiplied by 100 divided by (ii) the initial stock price for such basket stock.

Calculation of the Basket

The initial basket level is 100. The final basket level is the sum of the products of (i) the final stock price of each of the basket stocks (subject to anti-dilution adjustments described under “Specific Terms of Your Notes — Anti-Dilution Adjustments” above) times (ii) the applicable multiplier of each of the basket stocks.

Supplemental Information about the MSCI Spain 25/50 Index

We have derived all information contained in this pricing supplement regarding the MSCI Spain 25/50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).  The MSCI Spain 25/50 Index are calculated, maintained and published by MSCI.  MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Spain 25/50 Index.

The MSCI Spain 25/50 Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of large- and mid-cap companies in Spain, and is part of the MSCI Global Investable Market Indices. The index is considered a developed market standard index.  The MSCI Spain 25/50 Index is calculated in European Union euros and is reported by Bloomberg Financial Markets under the ticker symbol “M9ES2550 Index”.

For more information about the index methodology used to formulate the MSCI Spain 25/50 Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1-I.  For purposes of this pricing supplement, all references to the MSCI Indices contained in the above-referenced section are deemed to include the MSCI Spain 25/50 Index.

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the closing levels of the basket as of the date of this pricing supplement. Therefore, the hypothetical closing levels of the basket provided in the graph below were calculated from publicly available historical stock prices of each basket stock in accordance with the methodology of the basket and subject to several factors described below.

In order to help illustrate the potential performance of an investment based on the basket construction methodology for the notes, the hypothetical basket closing levels below were calculated over a period commencing on July 20, 2011 and ending on October 22, 2014 (the “calculation period”) using (i) the base level of 100 as of July 20, 2011, (ii) the hypothetical multipliers for each basket stock and the closing prices of the basket stocks on each of the dates within such period and (iii) the hypothetical initial weights for each basket stock, on each of the dates within such period.

You should not take the hypothetical historical closing levels of the basket as an accurate estimate of historical levels or an indication of the future levels of the basket. Because the hypothetical closing levels of the basket were calculated based on additional factors that may not be true when the actual closing level of the basket for the notes is calculated on and after the trade date, you should not take the hypothetical closing levels of the hypothetical basket shown below as an accurate estimate of historical performance or an indication of the future performance of the basket. We cannot give you any assurance that the future performance of the basket for the notes will follow a pattern similar to that of the hypothetical closing levels of the hypothetical basket shown below and we cannot give you any assurance that the future performance of the basket will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date. In light of the increased volatility currently being

PS-20

experienced by U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket. The actual performance of the basket over the life of the offered notes, as well as the payment at maturity may bear little relation to the historical levels shown below.

The closing price of the index stocks in the MSCI Spain 25/50 Index has fluctuated in the past and, therefore, so has the hypothetical basket closing level. Also, the actual closing level of the basket may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical closing level of the basket during any period shown below is not an indication that the actual basket level is more or less likely to increase or decrease at any time during the term of your notes. The actual performance of the basket over the life of the notes, as well as the amount payable on the stated maturity date may bear little or no relation to the hypothetical levels shown below for the basket.

PS-21

Historical Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing prices of the basket stocks during the period shown below is not an indication that the basket return is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the basket stocks as an indication of the future performance of the basket. We cannot give you any assurance that the future performance of the basket stocks will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. Neither we nor any of our affiliates make any representation to you as to the performance of the basket or basket stocks. The actual performance of the basket or basket stocks over the life of the offered notes, as well as the payment at maturity may bear little relation to the historical prices of the basket stocks shown below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of the basket stocks from October 22, 2004 through October 22, 2014. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the basket stock issuers set forth below from publicly available information without independent verification.

Abertis Infraestructuras SA is an international group which manages mobility and telecommunications infrastructures through three business areas: tollroads, telecommunications infrastructures and airports.

ACS Actividades de Construccion y Servicios SA is an engineering and contracting company that develops civil and industrial infrastructures.

PS-22

Amadeus IT Holding SA processes transactions for the global travel and tourism industry.

Banco Bilbao Vizcaya Argenta attracts deposits and offers retail, wholesale and investment banking services. Banco Bilbao Vizcaya Argenta offers consumer and mortgage loans, private banking, asset management, insurance, mutual funds and securities brokerage services.

Banco De Sabadell SA attracts deposits and offers commercial banking services. Banco De Sabadell SA offers private banking services, insurance and mortgage, consumer, student, credit card and building improvement loans.

PS-23

Banco Popular Espanol attracts deposits and offers commercial banking services. Banco Popular Espanol offers asset management and factoring services, mutual funds, pension plans, life insurance, venture capital and consumer, mortgage and real estate loans.

Banco Santander SA attracts deposits and offers asset management services and retail, commercial and private banking. Banco Santander SA also offers consumer credit, mortgage loans, lease financing, factoring, mutual funds, pension funds, insurance, commercial credit, investment banking services, structured finance and advice on mergers and acquisitions.

Bankia SA accepts deposits and offers commercial banking services. Bankia SA offers retail banking, business banking, corporate finance, capital markets and asset and private banking management services.

PS-24

Caixabank SA accepts deposits and offers banking services. Caixabank SA also offers portfolio management services, insurance, investment strategy advice, international banking services and other specialist financial services.

Distribuidora Internacional de Alimentacion SA provides the retail sale of food products through owned or franchised self-service stores and offers deposit and storage services for goods and products of all types.

Enagas SA imports, stores and transports natural gas.

PS-25

Ferrovial SA is an infrastructure operator and industrial company, operating in the construction, airport, toll road and municipal services sectors.

Gas Natural SDG SA distributes natural gas in Spain and Latin America. Gas Natural SDG SA also operates gas storage facilities, owns and operates a fiber optic backbone telecommunications network, markets energy management products and household gas appliances and installs gas heating systems.

Grifols SA develops, manufactures and markets plasma derivatives, IV therapy, enteral nutrition, diagnostic systems and medical materials.

PS-26

Iberdrola SA generates, distributes, trades and markets electricity.

Inditex designs, manufactures and distributes apparel.

International Consolidated Airlines Group SA provides international and domestic air passenger and cargo transportation services.

PS-27

Mapfre SA offers insurance services, including health, life, homeowners, commercial, industrial risk, burial, accident, automobile and third-party liability insurance policies.

Red Electrica Corporacion SA maintains and operates Spain’s electricity transmission grid.

Repsol SA explores for and produces crude oil and natural gas. Repsol SA also refines petroleum and transports petroleum products and liquefied petroleum gas.

PS-28

Telefonica SA provides telecommunications services, including fixed-line and mobile telephone, internet and data transmission services.

Zardoya Otis SA manufactures, installs and services elevators and elevator equipment.

PS-29

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.

The following section is the opinion of Sidley Austin llp, counsel to JPMorgan Chase & Co. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	a common trust fund;
•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

PS-30

We will not attempt to ascertain whether any basket stock issuer would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If any basket stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC with respect to each basket stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if a particular basket stock issuer is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your own tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or

PS-31

administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “Material U.S. Federal Income Tax Consequences — Backup Withholding and Information Reporting” in the accompanying product supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying product supplement under “Material U.S. Federal Income Tax Consequences — Backup Withholding and Information Reporting” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “Material U.S. Federal Income Tax Consequences — Backup Withholding and Information Reporting” in the accompanying product supplement.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Foreign Account Tax Compliance Act Withholding (FATCA)

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (“FATCA”) withholding (as described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2017.

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VALIDITY OF THE NOTES

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

PS-33

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, together with the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in this pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively. This pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	PS-2
Hypothetical Examples	PS-8
Selected Risk Factors	PS-12
The Basket	PS-19
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-30
Validity of the Notes	PS-33

Product Supplement No. 4-I dated November 14, 2011

Description of Notes	PS-1
Risk Factors	PS-21
Use of Proceeds and Hedging	PS-48
The Components	PS-49
General Terms of Notes	PS-50
Material U.S. Federal Income Tax Consequences	PS-73
Plan of Distribution (Conflicts of Interest)	PS-77
Notice to Investors	PS-79
Benefit Plan Investor Considerations	PS-86

Underlying Supplement No. 1-I dated November 14, 2011

Risk Factors	US-1
Equity Index Descriptions	US-15
The Dow Jones Industrial AverageSM	US-15
The EURO STOXX 50® Index	US-17
The FTSE™ 100 Index	US-21
The Hang Seng China Enterprises Index	US-23
The Hang Seng® Index	US-27
The Korea Stock Price Index 200	US-31
The MDAX® Index	US-35
The MSCI Indices	US-41
The NASDAQ-100 Index®	US-54
The Nikkei 225 Index	US-59
The Russell Indices	US-62
The S&P 500® Index	US-68
The S&P MidCap 400® Index	US-72
The S&P Select Industry Indices	US-77
The Select Sector Indices	US-82
The TOPIX® Index	US-84
Commodity Index Descriptions	US-87
The Dow Jones-UBS Commodity Indices	US-87
The S&P GSCI Indices	US-100
Fund Descriptions	US-109
The Financial Select Sector SPDR® Fund	US-109
The iShares® Barclays 20+ Year Treasury Bond Fund	US-112
The iShares® Dow Jones Real Estate Index Fund	US-115
The iShares® MSCI Brazil Index Fund	US-119
The iShares® MSCI Emerging Markets Index Fund	US-122
The iShares® MSCI EAFE Index Fund	US-125
The iShares® Russell 2000 Index Fund	US-128
The Market Vectors Gold Miners ETF	US-131
The Market Vectors Junior Gold Miners ETF	US-135
The SPDR® Gold Trust	US-145
The SPDR® S&P 500® ETF Trust	US-148
The SPDR® S&P® Homebuilders ETF	US-151
The SPDR® S&P® Metals & Mining ETF	US-154
The Technology Select Sector SPDR® Fund	US-158
The United States Oil Fund, LP	US-161

Prospectus Supplement dated November 14, 2011

About This Prospectus Supplement	S-1

Foreign Currency Risks	S-2
Description of Notes	S-4
Description of Warrants	S-21
Description of Units	S-24
United States Federal Taxation	S-26
Plan of Distribution (Conflicts of Interest)	S-27

Prospectus dated November 14, 2011

Where You Can Find Information	1
JPMorgan Chase & Co.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities	6
Description of Warrants	12
Description of Units	15
Description of Purchase Contracts	17
Forms of Securities	19
Plan of Distribution (Conflicts of Interest).	23
Independent Registered Public Accounting Firm	25
Legal Matters	26
Benefit Plan Investor Considerations	26

$21,543,000

JPMorgan Chase & Co.

Leveraged Buffered Basket-Linked Notes due 2016

Medium-Term Notes, Series E